UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  December 3, 2007

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     (Other Events)

On December 3, 2007, IBM announced that it plans to repurchase up to $1 billion of its outstanding common stock in open market transactions by the end of February 2008.  The press release is Attachment I of this Form 8K.  Attachment II contains information about this announcement that is being posted on IBM’s Investor Relations website (www.ibm.com/investor/).

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 3, 2007

	By:	/s/ Andrew Bonzani
Andrew Bonzani
Vice President,
Assistant General
Counsel &
Assistant Secretary

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ATTACHMENT I

IBM TO REPURCHASE UP TO $1 BILLION OF STOCK

Open Market Transactions are in Addition to
$12.5 Billion Accelerated Share Repurchases Announced in May

ARMONK, N.Y., December 3, 2007 . . . IBM (NYSE: IBM) announced today that it plans to repurchase up to $1 billion of its outstanding common stock in open market transactions by the end of February 2008.

These repurchases, originally planned for March and April of 2008, are in addition to a $12.5 billion accelerated share repurchase announced earlier this year.

“These stock repurchases are enabled by IBM’s strong, consistent cash flow and are an important way of returning value to IBM shareholders,” said Samuel J. Palmisano, IBM chairman, president and chief executive officer. “They are an element of our long-term roadmap for earnings per share growth through 2010 and also represent a good value at today’s prices.”

In April the IBM board of directors authorized $15 billion for the company’s stock repurchase program. In May IBM announced it would repurchase $12.5 billion of its outstanding common stock from three banks through accelerated share repurchase agreements that will conclude at the end of February 2008.

At the end of September, IBM had approximately $1.7 billion remaining for stock repurchases from the April authorization.

Additional information about this share repurchase activity is available at IBM’s investor web site at:

http://www.ibm.com/investor/viewpoint/ircorner/2007/07-12-03-1.phtml

Contacts:	John Bukovinsky
(732) 618-3531
jbuko@us.ibm.com

Edward Barbini
(914) 499-6565
	barbini@us.ibm.com	# # #

Attachment II

IBM to Repurchase up to $1 Billion of Stock

Open Market Transactions are in Addition to $12.5 Billion Accelerated Share Repurchases Announced in May

December 3, 2007

IBM announced today that it plans to repurchase up to $1 billion of its outstanding common stock in open market transactions by the end of February 2008.

These repurchases, originally planned for March and April of 2008, are in addition to a $12.5 billion accelerated share repurchase announced earlier this year.

“These stock repurchases are enabled by IBM’s strong, consistent cash flow and are an important way of returning value to IBM shareholders,” said Samuel J. Palmisano, IBM chairman, president and chief executive officer.  “They are an element of our long-term roadmap for earnings per share growth through 2010 and also represent a good value at today’s prices.”

In April the IBM board of directors authorized $15 billion for the company’s stock repurchase program.  In May IBM announced it would repurchase $12.5 billion of its outstanding common stock from three banks through accelerated share repurchase agreements that will conclude at the end of February 2008.

At the end of September, IBM had approximately $1.7 billion remaining for stock repurchases from the April authorization.

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Supplemental Information

In the past you have said that you were out of the market until after the Accelerated Share Repurchase (ASR) covering period.  What is different now?

We have already made a significant commitment to share repurchase in 2007.  Through June we spent $18 billion, including a $12.5 billion ASR in May.   Under the ASR, the bank counterparties are expected to complete their cover purchases by the end of February.

We originally planned to start buying shares again in the open market in March and April, but have decided to start investing those funds now given the recent market conditions which have driven IBM stock to a very attractive level.  We believe IBM stock is a good value at this level and we have the financial flexibility to take advantage of it.

How will these shares be repurchased?

These shares will be repurchased in the open market, not in a structured transaction.  Under a trading plan, the shares will be repurchased on an economic basis, taking into account the IBM stock price.

The repurchases will be handled by the bank currently executing the final three months of the ASR that we announced last May.

What is the EPS impact in 4Q07 and 2008?

There is no benefit to earnings per share in 4Q07, and a potentially very small EPS benefit in 2008.

The current price provides an opportunity to repurchase shares at an attractive price; this was effectively an economic decision.

How will you fund the purchases?

We plan to use cash to fund these additional repurchases.

Are you still planning to wait until April for additional Board authorization?

We have $1.7 billion remaining from the existing authorization.  This will be used for the additional open market purchases announced today, the ASR price adjustment from the last two banks, and any additional repurchases executed after the ASR covering period is completed at the end of February 2008.

At this time, we expect to request additional authorization no later than April 2008.